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                                                  ------------------------------
                                                          OMB APPROVAL
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                                                  OMB Number:          3235-0104
                                                  Expires:      January 31, 2005
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

Kimberlin                         Kevin                   B.
--------------------------------------------------------------------------------
   (Last)                       (First)                   (Middle)

                           535 Madison Avenue
--------------------------------------------------------------------------------
                                    (Street)

New York                             New York             10011
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                                        March 27 2003
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Home Director, Inc. (HMDR.OB)

________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     | |  Director                             |X|  10% Owner
     | |  Officer (give title below)           |_|  Other (specify below)


     ____________________________________________________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                78,546                   I                 See Note (1)
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock                                 8,727                   I                 See Note (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                74,412                   I                 See Note (3)
===================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

                                  Page 1 of 2
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FORM 3 (continued)

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct     6. Nature of
                         ----------------------                            or               Exercise       (D) or        Indirect
                         Date       Expira-                                Number           Price of       Indirect      Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)           Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)    (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
Warrant                Currently  Apr. 3,  2010     Common Stock         78,187       $115.01                I      See Note (2)
-----------------------------------------------------------------------------------------------------------------------------------
Warrant                Currently  July 6,  2010     Common Stock         17,391       $115.01                I      See Note (2)
-----------------------------------------------------------------------------------------------------------------------------------
Warrant                Currently  Dec. 18, 2007     Common Stock        407,323       $ 3.63                 I      See Note (2)
-----------------------------------------------------------------------------------------------------------------------------------
Warrant                Currently  Oct. 11, 2010     Common Stock          2,565       $ 0.36                 I      See Note (2)
-----------------------------------------------------------------------------------------------------------------------------------
Warrant                Currently  Feb. 5,  2005     Common Stock         10,630       $25.40                 I      See Note (3)

===================================================================================================================================

Explanation of Responses:

(1) Held by Spencer Trask Intellectual Capital Company, LLC, a Delaware limited liability company, of which the reporting person is the non-member manager.
(2) Held by Spencer Trask Ventures, Inc., a Delaware corporation and wholly-owned subsidiary of Spencer Trask & Co., a Delaware corporation, of which the reporting person is the controlling shareholder.
(3) Held by Spencer Trask Investment Partners LLC, a Delaware limited liability company, of which the reporting person is the non-member manager.



/s/ Kevin B. Kimberlin                                      March 27, 2003
----------------------------------------------           -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

                                  Page 2 of 2



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